Registration Statement No. 333-217200
Filed Pursuant to Rule 433
January 23, 2018

(http://www.bmocm.com/) BMO REX MicroSectors™ FANG+™ Index 3X Leveraged Exchange Traded Notes 23:59:59.999 Jan 21, 2018 23:59:59.9995 00:00:00 Jan 22, 2018 00:00:00.0005 00 49 49.5 50 50.5 51 Closing Indicative Value Chart 1 Month 6 Months YTD 1 Year Since Inception Base Data Primary Exchange NYSE Arca, Inc. ETN Ticker FNGU ETN Intraday Indicative Value Ticker FNGU.IV Bloomberg ETN Intraday Indicative Value Ticker FNGUIV <Index> Index Ticker NYFANGT CUSIP 063679872 Issue Date Jan 25, 2018 Maturity Date Jan 8, 2038 Daily Market Data (as of Jan 22, 2018) Closing Indicative Value $50.0000 Market Capitalization $50,000,000 ETNs Outstanding 1,000,000 Description The return on the BMO REX MicroSectors™ FANG+™ Index 3X Leveraged Exchange Traded Notes (ETNs) is linked to a three times leveraged participation in the performance of the Index, compounded daily, minus the applicable fees. The ETNs provide levered exposure to the NYSE FANG+TM Index. The NYSE FANG+™ Index, an equal-dollar weighted index, was created by NYSE in 2017 to provide exposure to a group of highly-traded growth stocks of next generation technology and tech-enabled companies. This includes the five core “FANG” stocks--Facebook, Apple, Amazon, Netflix and Alphabet’s Google—plus another five actively-traded technology growth stocks—Alibaba, Baidu, NVIDIA, Tesla and Twitter. REX MicroSectors™ provide concentrated exposure to 10 stocks in a given sub-sector, or “microsector”. Key Risks An investment in the BMO REX MicroSectors™ FANG+™ Index 3X Leveraged Exchange Traded Notes (+3X ETNs) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the Bank of Montreal prospectus dated April 27, 2017, prospectus supplement dated April 27, 2017 and pricing supplement dated January 22, 2018. You may lose some or all of your principal — The +3X ETNs do not guarantee any return on your initial investment. The +3X ETNs are leveraged notes, which means they are exposed to three times the risk of any decrease in the level of the Index, compounded daily. Due to leverage, the +3X ETNs are very sensitive to changes in the level of the Index and the path of such changes. Because the Daily Investor Fee and the Daily Financing Charge reduce your final payment, the level of the Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount in order for you to receive an aggregate amount over the term of the +3X ETNs equal to at least the Principal Amount. You may lose some or all of your investment at maturity or call, or upon early redemption. Credit of issuer — The +3X ETNs are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the +3X ETNs, including any payment at maturity, call or upon early redemption, depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the +3X ETNs prior to maturity, call or early redemption. In addition, in the event Bank of Montreal was to default on its obligations, you may not receive any amounts owed to you under the terms of the +3X ETNs. Correlation and compounding risk — A number of factors may affect the +3X ETNs’ ability to achieve a high degree of correlation with the performance of the Index, and there is a significant possibility that the +3X ETNs will not achieve a high degree of correlation with the performance of the Index over periods longer than one day. The leverage is reset daily, the return on the +3X ETNs is path dependent and you will be exposed to compounding of daily returns. As a result, the performance of the +3X ETNs for periods greater than one Index Business Day may be either greater than or less than three times the Index performance, before accounting for the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount. Path dependence — The return on the +3X ETNs will be highly path dependent. Accordingly, even if the level of the Index increases or decreases over the term of the +3X ETNs, or over the term which you hold the +3X ETNs, the value of the +3X ETNs will increase or decrease not only based on any change in the level of the Index over a given time period but also based on the volatility of the level of the Index over that time period. The value of the +3X ETNs will depend not only upon the level of the Index at maturity, upon call or upon early redemption, but also on the performance of the Index over each day that you hold the +3X ETNs. It is possible that you will suffer significant losses in the +3X ETNs, even if the long-term performance of the Index is positive. Accordingly, the returns on the +3X ETNs may not correlate with returns on the Index over periods of longer than one day. Long holding period risk — The +3X ETNs are intended to be daily trading tools for sophisticated investors and are designed to reflect a leveraged long exposure to the performance of the Index on a daily basis, but their returns over different periods of time can, and most likely will, differ significantly from three times the return on a direct long investment in the Index. The +3X ETNs are very sensitive to changes in the level of the Index, and returns on the +3X ETNs may be negatively affected in complex ways by volatility of the Index on a daily or intraday basis. Also, the Index is potentially volatile as it includes only a small number of constituents (10, as of the date of the pricing supplement); any Index volatility would be magnified by the leverage. Accordingly, the +3X ETNs should be purchased by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged long investment results. Investors should actively and frequently monitor their investments in the +3X ETNs, even intra-day. It is possible that you will suffer significant losses in the +3X ETNs even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable). Potential total loss of value — If the closing Indicative Note Value of the +3X ETNs is equal to or less than $0 on any Exchange Business Day, then the Indicative Note Value on all future Exchange Business Days will be $0. If the Intraday Indicative Value of the +3X ETNs is equal to or less than $0 at any time on any Index Business Day, then both the Intraday Indicative Value of the +3X ETNs and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. If the Indicative Note Value is zero, the Cash Settlement Amount will be zero. Leverage risk — The +3X ETNs are three times leveraged and, as a result, the +3X ETNs will benefit from three times any positive, but will decline based on three times any negative, daily performance of the Index. However, the leverage of the +3X ETNs may be greater or less than 3.0 during any given Index Business Day. Volatility of the Index level may have a significant negative effect on the value of the +3X ETNs. The Index has a limited actual performance history — The Index was launched on September 26, 2017. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the +3X ETNs may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance. The Index lacks diversification and is concentrated in two sectors, and has a limited number of Index constituents — All of the stocks included in the Index are issued by companies whose primary lines of business are in the technology and consumer discretionary sectors. As a result, the +3X ETNs will not benefit from the diversification that could result from an investment linked to an index of companies that operate in multiple sectors. Each of the Index constituents represents 10% of the weight of the Index as of each quarterly rebalancing date (based on the current 10 Index constituents). Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the Index Closing Level and the value of the +3X ETNs. Giving effect to leverage, negative changes in the performance of one Index constituent will be magnified and have a material adverse effect on the value of the +3X ETNs. A trading market for the +3X ETNs may not develop — The +3X ETNs are listed on the NYS under the symbol “FNGU.” However, a trading market for the +3X ETNs may not develop. We are not required to maintain any listing of the +3X ETNs on the NYSE or any other exchange. The Intraday Indicative Value is not the same as the trading price of the +3X ETNs in the secondary market — The Intraday Indicative Value of the +3X ETNs will be calculated by the NYSE and published every 15 seconds on each Exchange Business Day during normal trading hours on Bloomberg under the ticker symbol FNGU.IV so long as no Market Disruption Event has occurred or is continuing. The trading price of the +3X ETNs at any time is the price at which you may be able to sell your +3X ETNs in the secondary market at such time, if one exists. The trading price of the +3X ETNs at any time may vary significantly from the Intraday Indicative Value of the +3X ETNs at such time. Paying a premium purchase price over the Intraday Indicative Value of the +3X ETNs could lead to significant losses in the event one sells such +3X ETNs at a time when such premium is no longer present in the market place or the +3X ETNs are called — Paying a premium purchase price over the Intraday Indicative Value of the +3X ETNs could lead to significant losses in the event one sells the +3X ETNs at a time when such premium is no longer present in the market place or if the +3X ETNs are called, in which case investors will receive a cash payment in an amount based on the arithmetic mean of the closing Indicative Note Value of the +3X ETNs during the Call Measurement Period. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the +3X ETNs. Call right — We may elect to redeem all outstanding +3X ETNs at any time on or after July 22, 2018. If we exercise our Call Right, the Call Settlement Amount may be less than the Principal Amount of your +3X ETNs. Any exercise by us of our Call Right could present a conflict between your interest in the +3X ETNs and our interests in determining whether to call the +3X ETNs. Minimum redemption amount — You must elect to redeem at least 25,000 +3X ETNs for us to repurchase your +3X ETNs, unless we determine otherwise or your broker or other financial intermediary bundles your +3X ETNs for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, the liquidity of the +3X ETNs may be limited. Your redemption election is irrevocable — You will not be able to rescind your election to redeem your +3X ETNs after your redemption notice is received by us. Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date. You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice. No interest payments or ownership rights — The +3X ETNs do not pay any interest. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index. Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the +3X ETNs, including acting as an agent of the issuer for the offering of the +3X ETNs, making certain calculations and determinations that may affect the value of the +3X ETNs and hedging our obligations under the +3X ETNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the +3X ETNs, which creates an additional incentive to sell the +3X ETNs to you. In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the +3X ETNs. Uncertain tax treatment — Significant aspects of the tax treatment of the +3X ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Bank of Montreal and its affiliates do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purposes of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. READ LESS Disclaimer MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). FANG+ is a registered trademark of ICE Data Indices, LLC (“ICE Data”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any of its affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the notes. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of notes into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. REX INDEX PARTIES AND ICE DATA INDEX PARTIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE NYSE® FANG+™ INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. REX INDEX PARTIES AND ICE DATA INDEX PARTIES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. REX INDEX PARTIES AND ICE DATA INDEX PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BANK OF - MONTREAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NYSE® FANG+™ INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL REX INDEX PARTIES OR ICE DATA INDEX PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ICE DATA INDEX PARTIES AND BANK OF MONTREAL, OTHER THAN THE LICENSORS OF ICE DATA INDEX PARTIES. READ LESS Bank of Montreal has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov (https://www.sec.gov/). Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412. -